Employment Agreement

This Employment Agreement (“Agreement”), dated as of June 30, 2008 (the “Effective Date”), is made between Rock Energy Resources, Inc., a Delaware corporation (the “Company”), and _Rocky V. Emery (“Executive”).

Recitals:

A. The Company is engaged in the business of drilling for, producing and selling natural gas, natural gas liquids and crude oil (the “Business”).

B. The Company and Executive desire to enter into this Agreement to govern the employment relationship between them.

Now, Therefore, in consideration of the foregoing Recitals, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND ACCEPTANCE

1.1 Employment by the Company.  The Company hereby agrees to employ Executive from the Effective Date through _June 30, 2010 (including all renewal periods, if any, the “Term”). Such Term shall automatically renew for successive additional one-year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least 90 days prior to the end of the Term (including any renewal term, as applicable) unless terminated earlier pursuant to the provisions of this Agreement. During the Term, Executive shall serve in the capacity of Chairman and Chief Executive Officer.

1.2 Duties and Responsibilities.  Executive shall have the duties and authority assigned to Executive by, and shall report to, the Board of Directors of the Company (the “Board”). In particular, Executive shall be responsible for: all business affairs of the Company. During the Term, Executive shall devote his time and services to the Company as he deems reasonably necessary to perform his duties, and shall carry out the Company’s policies and directives in a manner which will promote and develop the Company’s interests.

1.3 Acceptance of Employment by Executive.  Executive hereby accepts such employment and represents and warrants that (i) Executive is not restricted in any manner from providing services hereunder or from engaging in the Business, and (ii) Executive is not aware of any situation creating a conflict of interest between Executive and the Company.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary.  The Company shall pay Executive a salary at the rate of $330,00 per year of employment hereunder (the “Base Salary”). The Base Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect (but no less often than monthly), less such deductions as shall be required to be withheld by applicable law and regulations. The Board shall review Executive’s performance each year this Agreement is in effect and, in its sole discretion, may decide whether to increase Executive’s Base Salary.

2.2 Annual Bonus.  In addition to the Base Salary, at the discretion of the Board, the Company may award a bonus to Executive following the end of each fiscal year during the Term.

2.3 Vacation Policy.  Executive shall be entitled to paid time off on such terms generally made available to Executive officers of the Company.

2.4 Participation in Employee Benefit Plans.  At Executive’s option, the Company agrees to permit Executive during the Term, if and to the extent eligible, to participate in any group life, health care or group disability insurance plan, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company which may be made generally available to other executives and employees of the Company and on such terms as any such benefits are made generally available to such executives and employees.

2.5 Expenses.  The Company shall pay or reimburse Executive for all business expenses reasonably and necessarily incurred by Executive during the Term in the performance of Executive’s services under this Agreement, in each case in accordance with Company policy.

2.6 Office and Assistance. The Company will provide Executive with an office and support staff as necessary to perform Executive’s duties hereunder.

2.7 Insurance/Indemnity. The Company agrees to indemnify, pay for the defense of (with Executive’s choice of counsel) and hold Executive harmless from any claims which arise against Executive as a result of his employment with the Company to the maximum extent permitted by law. The Company also agrees that it will acquire and maintain Directors and Officers Liability insurance coverage in the amount of at least $3,000,000 under which Executive is a covered insured, with a carrier approved by the Board.

ARTICLE III

RESTRICTIONS

3.1 Nondisclosure of Confidential Information.

(a) Recognition of Company Rights; Nondisclosure.  For so long as Executive is employed by the Company (whether during the term of this Agreement or after its expiration, the “Employment”), Executive will have access to Confidential Information (as defined in Section 3.1(b)), including Confidential Information Executive has not accessed prior to the date of this Agreement. Executive recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of the Confidential Information. At all times during the Employment and thereafter, Executive will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Executive’s services for the Company.  Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to any Confidential Information and/or any material that incorporates any Confidential Information.  Executive hereby assigns to the Company any rights Executive may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Company and its assigns.

(b) Confidential Information. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Executive expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Company. Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Executive or by any other person or entity under a duty or obligation to maintain the confidentiality thereof.

3.2 Covenant Not to Compete.

(a) Consideration.  Executive acknowledges and agrees that in exchange for its agreement in Section 3.2(b), Executive will receive substantial and valuable consideration from the Company including, but not limited to (i) Confidential Information, (ii) compensation and other benefits, and (iii) exposure to the Company customers and prospects.

(b) Scope of Noncompetition Obligation.  During the Term, Executive shall not, directly or indirectly, either acting alone, or as a stockholder, partner, associate, creditor, consultant, adviser, franchiser, franchisee, director, officer, owner, employee or agent of any other person or entity, or in any other capacity, engage in or provide services to a company engaged in the Business in the United States; provided, however, the restriction contained in this Section 3.2 shall not prohibit Executive from (x) owning not more than 4.9% of the outstanding stock of any class of any publicly traded corporation, so long as Executive does not actively participate in the business of such corporation, or (y) providing consulting services to, and serving on the Board of Directors of, Best Energy Services, Inc.

3.3 Reasonableness of Restrictions.  Executive acknowledges and agrees that, given the nature of the Business, and the Company’s proposed Business plans, the restrictions imposed upon Executive by this Article III and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company without unduly restricting Executive. If, at the time of enforcement of this Agreement, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area.

3.4 Return of the Company Property.  When Executive’s employment is terminated for any reason, Executive will promptly (within three business days) deliver to the Company any and all Confidential Information then in Executive’s possession.

3.5 Equitable and Other Relief.  Executive understands and agrees that, in the event Executive breaches this Article III, the Company will suffer immediate and irreparable harm that cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation.

ARTICLE IV

TERMINATION

4.1 Upon Death or Disability.  This Agreement shall terminate upon Executive’s death or Disability.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether a Disability has occurred will be made by the Board and Executive; provided, that, if the Board and Executive are not able to agree about whether Executive suffers a “Disability,” then whether a Disability exists will be determined by a mutually agreeable physician. If this Agreement terminates as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s estate: (i) (A) all accrued and unpaid Base Salary earned; (B) pay for all accrued but unused vacation time, and (C) any other monies owed Executive by the Company on the date of termination; all such amounts payable within 10 days of the date of such termination; and (ii) any annual bonus referred to in Section 2.2 that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which Executive was employed, and payable at the same time as the bonus would have otherwise been due had Executive’s employment not been so terminated.

4.2 Termination for Cause or Voluntary Termination.  If the Company terminates Executive at any time for Cause or if Executive voluntarily terminates Executive’s employment without Good Reason (as defined in Section 4.3) before the end of the Term, the Company’s obligation to Executive shall be limited solely to the payment of accrued and unpaid Base Salary.  As used in this Agreement, the term “Cause” shall mean any of the following: (i) failure of Executive to materially perform Executive’s duties and responsibilities, which has not been corrected by Executive within 30 days after Executive’s receipt of a written notice from the Board specifying such failure in reasonable detail; (ii) any material breach by Executive of the terms of this Agreement, which has not been corrected by Executive within 30 days after Executive’s receipt of a written notice from the Board specifying such breach in reasonable detail; (iii) commission of a misdemeanor which causes material injury to the business, reputation or financial condition of the Company; or (iv) commission of a felony.  Executive shall be deemed to have been terminated for Cause following delivery to Executive of a copy of a resolution duly adopted by at least 75% of its members voting in good faith that “Cause” exists, after having provided Executive and Executive’s counsel reasonable notice and an opportunity to be heard before the Board regarding the allegations which provide the basis of the allegation of “Cause”.

4.3 Termination Without Cause or for Good Reason.  If the Company terminates Executive at any time without Cause or Executive resigns with Good Reason, the Company shall be obligated to pay Executive: (i) (A) all accrued and unpaid Base Salary earned; (B) pay for all accrued but unused vacation time, and (C) any other monies owed Executive by the Company on the date of termination; all such amounts in this Section 4.3(i) payable within 10 days of the date of such termination; and (ii) (A) any annual bonus referred to in Section 2.2 that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which Executive was employed; and (B)  the Base Salary through the end of the Term, but not to exceed $_330,000.00 in the aggregate; all such amounts in this Section 4.3(ii) to be paid at such times as they would have otherwise been due and had Executive’s employment not been so terminated; provided, however, if there is a Change in Control (as defined below) then the remaining Base Salary and any such annual bonus shall be paid in a lump sum within five days of the Change in Control.

For purposes of this Agreement, “Good Reason” means that any of the following occur, without the Executive’s prior written consent: (a) Executive is no longer the Chairman and Chief Executive Officer of the Company or is assigned duties which are substantially inconsistent with the duties of the Chief Executive Officer of an operation that is at least similar in size and complexity to that of the Company on the Effective Date; (b) the principal place of employment is changed to a location more than 25 miles from its current location in Houston, Texas; (c) the aggregate value of Executive’s compensation and benefits as set forth in the entirety of Section 2 is decreased by 3% or more (except Executive’s Base Salary which, as provided herein, cannot be decreased); (d) the Company breaches any material provision of this Agreement, and fails to correct the breach within 30 days of being given written notice of such breach; or (e) a Change in Control occurs.

For purposes of this Agreement, “Change in Control” means: (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (A) then outstanding shares of common stock of the Company or (B) then outstanding voting securities of the Company entitled to vote generally in the election of directors that results in such individual, entity or group owning 50% or more of the such outstanding common stock of the Company or the such outstanding voting securities of the Company; (ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an acquiring person other than the Board; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE V

MISCELLANEOUS

5.1 Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below (or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.1):

If to the Company:                                           Rock Energy Resources, Inc.
10375 Richmond
Suite 2100
Houston, Texas 77042
Attention:  President
Telephone:  (713) 954-3600
Fax No.: (713) ___-____
Email:

If to Executive:                                __________________
__________________
__________________
Telephone:  (___) ___-____
Email:

5.2 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions and agreements, written or oral, with respect thereto.

5.3 Waivers and Amendments.  This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.4 Assignment.  This Agreement shall inure to the benefit of and shall be binding upon Executive and Executive’s executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign any of Executive’s rights or delegate any of Executive’s duties under this Agreement.

5.5 Severability: Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a count of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate.

5.6 Choice of Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas. Any action, suit or other legal proceeding of any kind or nature (collectively, “Proceeding”) arising out of or relating to this Agreement shall be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas – Houston Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.

5.7 Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

5.8 Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

Company:

Rock Energy Resources, Inc.

__________________________________________

Rock V. Emery, President

Executive:

__________________________________________

__________________, individually

Signature Page
Employment Agreement